Exhibit (b)(ii)

AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement (this “Amendment”) is effective as of October 27, 2020, by and between Bicycle Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank” and, together with the Company, the “Parties” and each a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Letter Agreement (as defined below).

Recitals

A.       The Parties previously entered in that certain Letter Agreement, dated as of July 1, 2020 (the “Letter Agreement”), pursuant to which the Parties agreed, inter alia, to certain terms and conditions with respect to the Deposit Agreement, the Sales Agreement, and Program Sales.

B.       Section 6(e) of the Letter Agreement provides that the Letter Agreement may not be modified or amended except by a writing signed by each of the Company and Citibank.

C.       Each of the Company and Citibank now desires to amend the Letter Agreement as set forth herein.

Agreement

In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each Party, the Parties agree as follows:

1.                  Amendment of the Letter Agreement.

(a)               The first sentence of the second full paragraph of the Letter Agreement is hereby amended and replaced in its entirety with the following:

“The Company has, upon the terms set forth in the Sales Agreement, dated as of June 5, 2020 (the “Sales Agreement”), by and among the Company, Cantor Fitzgerald & Co. (“Cantor”) and Oppenheimer & Co. Inc. (“Oppenheimer” and together with Cantor, the “Agents”), agreed to issue and sell through the Agents, each acting as agent and/or principal, ADSs (the “Program ADSs”), each Program ADS representing one (1) fully paid Share, with such Program ADSs having an aggregate offering price of up to U.S. $125,000,000 (the “Program Offer”).”

(b)              The words “and on October 27, 2020” shall be added to clause (i) of Section 4 of the Letter Agreement, such that the relevant portion of clause (i) of Section 4 of the Letter Agreement shall read as follows:

“(i) at the time of execution of this Letter Agreement and on October 27, 2020”

(c)               The first sentence of the first full paragraph of Exhibit A to the Letter Agreement is hereby amended and replaced in its entirety with the following:

“Reference is made to (i) the Deposit Agreement, dated as of May 28, 2019, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Bicycle Therapeutics plc, a public limited company incorporated under the laws of England and Wales and its successors (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Letter Agreement, dated as of July 1, 2020, as amended on October 27, 2020, (the “Letter Agreement”), by and between the Company and the Depositary.”

(d)              The third full paragraph of Exhibit A to the Letter Agreement is hereby amended and replaced in its entirety with the following:

“The Company hereby (i) confirms that no United Kingdom stamp duty taxes (including any stamp duty reserve taxes) are applicable to, or payable in connection with, the initial issuance of the Shares or the initial deposit of the Shares by the Company with the Custodian against issuance of the Program ADSs, (ii) certifies that the Company is not, and after giving effect to the offering and sale of the Program ADSs in this Program Sale and the application of proceeds thereof, will not be required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, and (iii) certifies that the Registration Statement (as defined in the Letter Agreement) is effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or to the Company’s knowledge threatened.”

2.                  Miscellaneous.

(a)               This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(b)              Except as expressly modified by this Amendment, the Letter Agreement shall remain unmodified and in full force and effect.

(c)               Section 9 (Miscellaneous) of the Letter Agreement shall apply to this Amendment mutatis mutandis.

(d)              This Amendment, together with the Letter Agreement (to the extent not amended hereby) and all exhibits thereto, constitutes the entire agreement of the Parties relating to the matters contemplated herein and shall supersede any and all previous oral or written contracts, arrangements or understandings between the Parties with respect to the subject matter herein.

(e)               This Amendment may not be altered, amended or modified in any way except by written consent of each of the Company and Citibank. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

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In Witness Whereof, the parties hereto have executed this Amendment to Letter Agreement as of the date set forth in the first paragraph above.

COMPANY:

Bicycle Therapeutics PLC

By:	/s/ Kevin Lee
Name:	Kevin Lee
Title:	Director and Chief Executive Officer

In Witness Whereof, the parties hereto have executed this Amendment to Letter Agreement as of the date set forth in the first paragraph above.

DEPOSITARY

CITIBANK, N.A.

By:	/s/ Leslie DeLuca
Name:	Leslie DeLuca
Title:	Attorney-in-Fact